Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            CRIMSON EXPLORATION, INC.
                                  ("Crimson"),

                       CRIMSON EXPLORATION OPERATING, INC.
                                ("Crimson Sub"),

                           CORE NATURAL RESOURCES, INC
                                   ("Target")

                                       and

                        All of the Stockholders of Target
                                ("Stockholders")


                           Dated as of March 14, 2006

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                                Table of Contents

                                                                                                               Page


ARTICLE I THE MERGER..............................................................................................1
         Section 1.1    The Merger................................................................................1
         Section 1.2    Effective Time of the Merger..............................................................1
         Section 1.3    Effect of the Merger......................................................................1
         Section 1.4    Tax Treatment.............................................................................2

ARTICLE II THE SURVIVING CORPORATION..............................................................................2
         Section 2.1    Articles of Incorporation.................................................................2
         Section 2.2    Bylaws....................................................................................2
         Section 2.3    Directors and Officers....................................................................2

ARTICLE III CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES........................................................2
         Section 3.1    Effect on Stock...........................................................................2
         Section 3.2    Exchange of Certificates..................................................................3
         Section 3.3    No Fractional Shares......................................................................4
         Section 3.4    Closing...................................................................................4

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGET AND STOCKHOLDERS..............................................4
         Section 4.1    Organization and Qualification............................................................4
         Section 4.2    Capitalization............................................................................4
         Section 4.3    Authority; No Conflict....................................................................5
         Section 4.4    Permits...................................................................................6
         Section 4.5    Absence of Undisclosed Liabilities........................................................6
         Section 4.6    Properties................................................................................6
         Section 4.7    Litigation................................................................................7
         Section 4.8    Contracts and Burdens.....................................................................8
         Section 4.9    Compliance with Law.......................................................................8
         Section 4.10   Economic Risk; Sophistication; Accredited Investors.......................................8
         Section 4.11   Tax Treatment.............................................................................8
         Section 4.12   Section 368 (a) (2) (D) Representations...................................................9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CRIMSON..............................................................10
         Section 5.1    Tax Treatment............................................................................10
         Section 5.2    Section 368(a) (2) (D) Representations...................................................10

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER; COVENANTS.....................................................11
         Section 6.1    Conduct of Business by Target............................................................11
         Section 6.2    Representations and Warranties...........................................................12
         Section 6.3    Inspection...............................................................................12

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER.............................................................12
         Section 7.1    Conditions to Obligation of Each Party...................................................12
         Section 7.2    Conditions to the Obligations of Crimson.................................................12
         Section 7.3    Conditions to the Obligations of Target..................................................13

ARTICLE VIII SURVIVAL AND INDEMNIFICATION........................................................................13
         Section 8.1    Survival of Representations and Warranties...............................................13

                                       i
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
         Section 8.2    Survival of Covenants and Agreements.....................................................14
         Section 8.3    Indemnity................................................................................14

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.....................................................................14
         Section 9.1    Termination..............................................................................14
         Section 9.2    Effect of Termination....................................................................15

ARTICLE X GENERAL PROVISIONS.....................................................................................15
         Section 10.1   Notices..................................................................................15
         Section 10.2   Entire Agreement.........................................................................16
         Section 10.3   Assignment...............................................................................16
         Section 10.4   Severability.............................................................................16
         Section 10.5   Interpretation...........................................................................16
         Section 10.6   Governing Law............................................................................16
         Section 10.7   Counterparts.............................................................................16

                                       ii




                             EXHIBITS AND SCHEDULES


Exhibit A........................................Properties
Exhibit B........................................Registration Rights Agreement


Schedule 4.2.....................................Stockholders
Schedule 4.3(ii).................................Consents
Schedule 4.3(iii)................................Violations
Schedule 4.6.....................................Property - Leases
Schedule 4.8.....................................Contracts
Schedule 7.3(d)..................................Target Indebtedness


                             Exhibits and Schedules

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

   This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 14, 2006, by and among Crimson Exploration, Inc., a corporation organized under the laws of Delaware ("Crimson"), Crimson Exploration Operating, Inc., a corporation organized under the laws of Delaware ("Crimson Sub"), Core Natural Resources, Inc., a corporation organized under the laws of Texas ("Target"), and all of Target's stockholders as set forth on the signature page to this Agreement ("Stockholders" or "stockholders of Target" or words of similar import).

                                    RECITALS

   WHEREAS, Crimson and Crimson Sub are corporations duly organized and existing under the laws of the State of Delaware, and Target is a corporation duly organized and existing under the laws of the State of Texas; and

   WHEREAS, Crimson Sub is a wholly-owned subsidiary of Crimson; and

   WHEREAS, the respective Boards of Directors of Crimson Sub and Target deem it advisable and in the best interests of their respective shareholders that Target merge with and into Crimson Sub (the "Merger"), upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger;

   NOW, THEREFORE, IN CONSIDERATION OF the recitals and mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:


                                   THE MERGER

         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Target shall merge with and into Crimson Sub and the separate corporate existence of Target shall thereupon cease and Crimson Sub shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its separate corporate existence under the laws of the State of Delaware.

         Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of properly executed Certificates of Merger relating to the Merger with the Secretary of State of the State of Texas in accordance with Section 10.151 of the Texas Business Organizations Code ("TBOC") and the Secretary of State of the State of Delaware in accordance with Section 259 of the Delaware General Corporation Law ("DGCL"), or (ii) at such later time as the parties shall agree and set forth in such Certificates of Merger. The filing of the Certificates of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in
Section 3.4.

         Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 10.008 of the TBOC and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of Crimson Sub and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Crimson Sub and Target shall become the debts, liabilities and duties of the Surviving Corporation.

         Tax Treatment. It is intended that the Merger shall constitute a reorganization under section 368(a) of the Code.


                            THE SURVIVING CORPORATION

         Certificate of Incorporation. The certificate of incorporation of Crimson Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

         Bylaws. The bylaws of Crimson Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Surviving Corporation and the DGCL.

         Directors and Officers. The directors and officers of Crimson Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.


                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

         Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Crimson Sub, Target or the holders of any securities of Target or Crimson Sub:

                  Each share of common stock, no par value per share, of Target ("Target Common Stock") that is owned directly by Target as treasury stock shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  Subject to Section 3.3, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)), shall be converted into the right to receive (i) 5.39270725 shares (the "Common Stock Exchange Ratio") of the common stock, par value $.001 per share, of Crimson ("Crimson Common Shares") and cash in an amount determined by dividing $706,123.25 by 600,000 (the "Cash Consideration") (together
         (i) and (ii) being referred to herein as the "Merger Consideration"). For purposes of this Agreement, the parties agree that Schedule 4.2 accurately reflects the number of Crimson Common Shares and the aggregate Cash Consideration to be received by each Stockholder (as set forth opposite such Stockholder's name) assuming that the number of shares of Target Common Stock owned by such Stockholder is accurately reflected in such schedule. As of the Effective Time, all such shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive: (i) certificates representing the number of whole Crimson Common Shares into which such shares have been converted ("Crimson Certificates"), (ii) cash in an amount equal to the product that is obtained by multiplying (A) the Cash Consideration by
         (B) the whole number of shares of Target Common Stock surrendered,  and
         (iii) cash in lieu of fractional Crimson Common Shares in accordance with Section 3.3, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Crimson Common Shares or shares of Target Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  Each issued and outstanding share of common stock, par value $0.01 per share, of Crimson Sub (the "Crimson Sub Common Stock") shall remain outstanding following the Merger.

         Exchange of Certificates.

                  As of the Effective Time, Crimson shall deliver (or cause to be delivered) to Fidelity Transfer Company, or another bank or trust company designated by it (the "Exchange Agent"), for the benefit of the holders of shares of Target Common Stock for exchange in accordance with this Article III, cash funds sufficient to make payment of the Cash Consideration payable pursuant to Section 3.1(b) and Crimson Certificates evidencing Crimson Common Stock issuable pursuant Section 3.1(b). The Crimson Certificates and the cash funds are hereafter collectively referred to as the "Exchange Fund".

                  Upon  surrender  of a  Certificate  for  cancellation  to  the
         Exchange Agent and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) a Crimson Certificate representing that number of whole Crimson Common Shares which such holder has the right to receive pursuant to the provisions of this Article III, (ii) a check payable to the order of such holder representing payment of the Cash Consideration for each share of Target Common Stock evidenced by the Certificate surrendered and (iii) a check payable to the order of such holder representing payment of cash in lieu of any fractional Crimson Common Shares in accordance with Section 3.3, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, Crimson Certificates representing the number of whole Crimson Common Shares into which the shares of Target Common Stock formerly represented by such Certificate have been converted, the Cash Consideration, and cash in lieu of any fractional Crimson Common Share in accordance with Section 3.3. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

                  All Crimson Common Shares and Cash Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Target Common Stock theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

                  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Crimson, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Crimson for payment of their claim for Merger Consideration, any cash in lieu of fractional Crimson Common Shares and any dividends or distributions with respect to Crimson Common Shares

         No Fractional Shares. No fractional Crimson Common Shares shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Crimson. All holders of fractional Crimson Common Shares shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a Crimson Common Share to which such holder would otherwise have been entitled by the closing sales price of Crimson Common Shares as reported in The Wall Street Journal on the trading day prior to the Effective Time.

         Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location mutually acceptable to Target and Crimson, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article VI hereof are satisfied or waived (but not later than March 21, 2006), or at such other date and time as Crimson and Target shall otherwise agree.


            REPRESENTATIONS AND WARRANTIES OF TARGET AND STOCKHOLDERS

   Target and Stockholders represent and warrant to Crimson and Crimson Sub as follows:

         Organization and Qualification. Target and each entity Stockholder is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Texas. Target and each entity Stockholder has all requisite corporate or other entity power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Target has made available to Crimson a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Target's articles of incorporation and bylaws as so delivered are in full force and effect. Target is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws. Target does not have any subsidiaries.

         Capitalization. The authorized capital stock of Target consists of 1,000,000 shares of Target Common Stock. As of the date of this Agreement, 600,000 shares of Target Common Stock were issued and outstanding, and no shares were held by Target as treasury shares. All of the outstanding shares of Target Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. There are no outstanding stock options, subscriptions, rights, warrants, convertible securities, stock appreciation rights, phantom equity or other agreements or commitments obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. All of the beneficial and record stockholders of Target are listed on
Schedule 4.2 and the number of shares owned by each is set forth opposite his or her name.

         Authority; No Conflict.

                  Target has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of Target's stockholders as contemplated by Section 7.1, to consummate the transactions contemplated hereby. Each Stockholder has full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Target's Board of Directors and each Stockholder and no other corporate proceedings on the part of Target and the entity Stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to obtaining the approval of Target's stockholders as contemplated by Section 7.1. The Agreement has been duly and validly executed and delivered by Target and the Stockholders and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes valid and binding obligations of Target and the Stockholders enforceable against Target and the Stockholders in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

                  Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder, will, directly or indirectly (with or without notice or lapse of time):

                           subject to the  obtaining of the approval of Target's
                  stockholders as contemplated by Section 7.1 hereof, breach any provision of Target's articles of incorporation, or bylaws or similar documents of any entity Stockholder;

                           subject to the  obtaining of the approval of Target's
                  stockholders as contemplated by Section 7.1 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "Governmental Authority"), except as set forth in Schedule 4.3(ii) and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby
                  ("Customary Post-Closing Consents") or (ii) except as set forth in Schedule 4.3(ii), any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in an Material Adverse Effect (as defined below), (ii) materially impair the ability of Target or any Stockholder to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                           except as set forth in Schedule  4.3(iii),  result in
                  any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target or a Stockholder is a party or by which Target or Stockholder or any of their properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in an Material Adverse Effect, (ii) materially impair the ability of Target or such Stockholder to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                           violate   the   provisions   of  any   order,   writ,
                  injunction, judgment, decree, statute, rule or regulation applicable to Target or Stockholder; or

                           result in the creation of any Lien upon any shares of
                  capital stock or material properties or assets of Target or a Stockholder under any agreement or instrument to which Target is a party or by which Target or any of its properties or assets is bound.

                  For purposes of this  Agreement,  a "Material  Adverse Effect"
         shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect
         (quantified as an amount in excess of $25,000) on the financial condition, business, assets, properties, or results of operations of the Target or Crimson, as the case may be, taken as a whole.

         Permits. Except for Customary Post-Closing Consents, Target holds all licenses, franchises, certificates, approvals, certificates of approval, consents, permits, authorizations and orders ("Permits") necessary for Target to lawfully operate its businesses, except where the failure to hold such Permits could not reasonably be expected to result in a Material Adverse Effect, and, Target is in compliance in all material respects with such Permits and, to our knowledge, any applicable statutes, laws, ordinances, rules and regulations of any Governmental Authorities.

         Absence of Undisclosed Liabilities. Except as specifically disclosed in that certain pro forma balance sheet dated as of March 15, 2006, which has been delivered by Target to Crimson, Target has not incurred any liabilities or obligations of any nature (contingent or otherwise).

         Properties. Schedule 4.6 sets forth a list of all real property leased by Target (the "Properties". Copies of all lease agreements have been delivered by Target to Crimson. All leases are in full force and effect and constitute valid and binding agreements of Target and, to our knowledge, the other parties thereto. Target is not in default under the leases and no event has occurred which, through the passage of time or the giving of notice, would constitute a default by Target under the leases. To our knowledge, no other party to the leases is in default under the leases. At the time of the Merger, the Properties will be conveyed free and clear of any outstanding mortgage, deed of trust, lien or encumbrance created by Target other than Permitted Exceptions, below defined, but not otherwise. Permitted Exceptions are:

                  lessor's royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens measured by or payable out of production of substances or proceeds from the sale thereof that do not, and will not, reduce the relevant net revenue interest of Crimson Sub provided pursuant to this Agreement, as the successor in title to Target, below the relevant net revenue interest or increase the relevant working interest, as Target's successor in title, above the relevant working interest of Crimson Sub (unless the circumstance causing such working interest to increase will cause the corresponding net revenue interest to increase at least in the same proportion);

                  preferential rights to purchase and third-party consents with respect to which, prior to closing, (i) waivers or consents are obtained from the appropriate persons or entities or (ii) the time for asserting such rights has expired without exercise;

                  mechanics', materialmen's, operator's and non-operators', tax and similar liens or charges arising in the ordinary course of business related to the Properties, if such liens or charges secure payments not yet due;

                  all consents from, notices to, approvals by or other actions by any governmental authority in connection with the sale or transfer of the Properties by Target to Crimson Sub pursuant to this agreement if such matters are customarily and appropriately obtained after the sale or transfer;

                  liens, security interests or other encumbrances that are released at or prior to closing pursuant to the terms of releases and other instruments in form and substance reasonably satisfactory to Crimson Sub and executed, delivered and acknowledged by the owner and holder thereof;

                  rights of a governmental entity to control or regulate the Properties, together with all applicable laws, rules and regulations;

                  easements, rights-of-way, surface leases and other surface use restrictions if such restrictions will not materially adversely affect the use, value or operation of the Properties; and

                  title matters waived in writing by Crimson or Crimson Sub.

         Litigation.   To  our  knowledge,   there  are  no  actions,  suits  or
proceedings, to include tax proceedings, pending before any court or governmental agency, as of the date of this Agreement that would result in a Material Adverse Effect to Target or a loss or impairment of Target's title to the Properties or significantly reduce the value of the Properties.

         Contracts and Burdens. All contracts or agreements to which Target is bound or is a party are listed on Schedule 4.8. To our knowledge, there are no contracts or agreements or other circumstances which: (i) would require Target to deliver hydrocarbons from the Properties at some future time without then or thereafter receiving full payment for such production; (ii) would require Crimson or its subsidiaries to make payment at some time for hydrocarbons already produced and sold from the Properties; or (iii) would materially or adversely affect the value or marketability of the Properties.

         Compliance with Law. The stockholders of Target acknowledge the shares of Crimson Common Stock issued in accordance with the terms of this Agreement, including in connection with the Assignments of Overriding Royalty Interests contemplated by Section 7.1(d) (the "Restricted Shares") will not be registered under the Securities Act of 1933, as amended (the "1933 Act") and therefore may not be resold without compliance with the 1933 Act. The Restricted Shares are being or will be acquired by the stockholders solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. Each stockholder covenants, warrants and represents that none of the Restricted Shares held by such stockholder will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities Exchange Commission. Certificates representing the Restricted Shares shall bear the following legend:

                  The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended ("Securities Act"), or any applicable state securities laws. The shares represented hereby have been acquired for investment and may not be sold or transferred unless such sale or transfer is covered by an effective registration statement under the Securities Act and applicable state securities laws or, in the opinion of counsel to the issuer, is exempt from the registration requirements of the Securities Act and such laws.

         Economic Risk; Sophistication; Accredited Investors. Each stockholder of Target is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. Each stockholder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his or her own interests in connection with the acquisition of the Restricted Shares pursuant hereto. Each stockholder represents to Crimson and Crimson Sub that he or she is an
"accredited investor," as that term is defined in Regulation D under the 1933 Act. Each stockholder or his or her representatives have had an adequate opportunity to ask questions of, and receive answers from the appropriate officers and representatives of Crimson and Crimson Sub concerning, among other matters, Crimson, its management, business, operations and financial condition, its plans for the operation of its business and potential additional acquisitions, and to obtain any additional information requested by such stockholder or his or her representatives concerning such matters.

         Tax Treatment. Neither the Target nor, to the Stockholders' knowledge, any of its affiliates has taken, has agreed or failed to take, or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code (a "368 Reorganization").

         Section 368 (a) (2) (D) Representations. Target and the Stockholders, hereby represent and warrant the following to be true and correct as of the Effective Time:

                  The fair market value of the Crimson Common Shares and other consideration received by the Stockholders will be approximately equal to the fair market value of the Target Common Stock surrendered in the exchange.

                  There is no plan or intention of any Stockholder to have Crimson redeem, or have a party related to Crimson acquire, shares of Crimson Common Stock received in the Merger which would reduce the Stockholder's ownership of a number of shares of Crimson Common Stock received in the Merger to a number of shares having a value, as of the date of the Merger, of less than 40% of the sum of (i) the value at the Effective Time of all the Target Common Stock held immediately prior to the Merger by the Stockholders and (ii) the value at the Effective Time of any other instruments (such as debt of the Target which is guaranteed by the Stockholders) which are classified for federal income tax purposes as stock of the Target (collectively, "Shares") and which are held immediately prior to the Merger by the Stockholders. For purposes of this representation, Shares outstanding immediately prior to the Merger include Shares redeemed prior to the Merger by reason of this Agreement or otherwise as part of the Merger shall be determined with regard to any extraordinary distributions (i.e., distributions with respect to Shares other than regular, normal dividends) by the Target by reason of this Agreement or otherwise as part of the Merger. For purposes of this representation, a party is related to Crimson if such party and Crimson would be treated as related parties within the meaning of Treasury Regulations Section 1.368-1(e)(3).

                  Crimson Sub will acquire substantially all of the properties including the business assets of the Target within the meaning of
         Section 368(a)(1)(C). For purposes of this representation, amounts paid by the Target to dissenters, amounts paid by the Target to the Stockholders who receive cash or other property, amounts used by the Target to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, if any) made by the Target immediately preceding the Merger, will be included as assets of the Target held immediately prior to the Merger.

                  Target  and  the   Stockholders   will  pay  their  respective
         expenses, if any, incurred in connection with the Merger.

                  There is no intercorporate indebtedness existing between Crimson and Target or between Crimson Sub and Target that was issued, acquired or will be settled at a discount.

                  Target is not an investment company. For purposes of this representation, an investment company means a regulated investment company (as defined in the Code), a real estate investment trust (as defined in the Code), or a corporation, 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment within the meaning of Section 368(a)(2)(F)(iii) of the Code.

                  Target  is not  under  the  jurisdiction  of a court in a case
         under  Title  11  of  the  United  States  Code,  or  a   receivership,
         foreclosure, or similar proceeding in a federal or state court.

                  On the date of the Merger, the fair market value of the assets of Target will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

                  None of the compensation received by any stockholder-employees of Target will be separate consideration for, or allocable to, any of their shares of Target Common Stock. None of the shares of Crimson Common Stock to be received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreements, and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  The payment of cash in lieu of issuing factional shares of Crimson Common Stock is solely for the purpose of avoiding the expense and inconvenience to Crimson of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Stockholders instead of issuing fractional shares of Crimson Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Stockholders in exchange for their shares of Target Common Stock.


                    REPRESENTATIONS AND WARRANTIES OF CRIMSON

         Tax Treatment. Neither Crimson nor, to Crimson's knowledge, any of its affiliates has taken, has agreed or failed to take, or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.

         Section 368(a) (2) (D) Representations. Crimson hereby represents and warrants the following to be true and correct as of the Effective Time:

                  The Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Crimson Common Shares and other consideration received by the Stockholders will be approximately equal to the fair market value of the Target Common Stock surrendered in the exchange.

                  Prior to the Merger, Crimson will be in control of Crimson Sub within the meaning of Section 368(c)(1) of the Code.

                  Following the Merger, Crimson Sub has no current plan or intent to issue additional shares of its stock that would result in Crimson losing control of Crimson Sub within the meaning of Section 368(c)(1) of the Code.

                  Crimson has no current plan or intention to reacquire any of its stock issued in the Merger.

                  Crimson has no current plan or intention to liquidate Crimson Sub; to merge Crimson Sub with and into another corporation; to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in the section 368(a)(2)(C) of the Code.

                  Following the Merger, Crimson Sub will continue the historic business of Target or use a significant portion of the Target's business assets in a business.

                  There is no inter-corporate indebtedness existing between Crimson and Target or between Crimson Sub and Target that was issued, acquired, or will be settled at a discount.

                  Neither Crimson nor Crimson Sub is an investment company as defined in section 368(a)(2)(f)(iii) and (iv) of the Code.

                  None of the compensation received by any stockholder-employees of Target will be separate consideration for, or allocable to, any of their shares of Target Common Stock. None of the shares of Crimson
         Common Shares to be received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreements, and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


                CONDUCT OF BUSINESS PENDING THE MERGER; COVENANTS

   After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Target agrees, except as expressly contemplated or permitted in this Agreement, or to the extent the other party shall otherwise consent in writing, which consent shall not be unreasonably withheld, as follows:

         Conduct of Business by Target. Target shall carry on its businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and shall not incur additional indebtedness, make any expenditures over $1,000.00, or transfer, assign, convey or encumber any Properties listed on Schedule 4.6 and shall use its best efforts to (i) preserve intact its present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing or planned programs relating to downsizing, re-engineering and similar matters, keep available the services of their present officers and employees as a group and (iii) maintain and keep its material properties and assets (including the Properties listed on Schedule 4.6) in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice, all to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

         Representations and Warranties. Target shall not (i) take, or agree or commit to take, any action that would make any representation or warranty of Target hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, (iii) increase or otherwise change the number of outstanding shares of capital stock of Target or issue any stock options, subscriptions, rights, warrants, convertible securities, stock appreciation rights, phantom equity or other agreements or commitments obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock, or (iv) amend or modify any of its charter documents.

         Inspection. To allow Crimson to confirm Target's title to the Properties, compliance with applicable environmental laws and to conduct other due diligence with respect to the Target and this merger transaction, for a period of seven (7) days following execution of this Agreement (the "Due Diligence Period"), Target shall make available to Crimson, and Crimson's authorized representatives, at mutually agreeable times before Closing, during normal business hours, all corporate minute books for Target, and all contract, lease, Environmental Health & Safety Department records and operational records, title opinions, certificates of title, abstracts of title, title data, records and files relating to Target and the Properties, to the extent such data and records are in Target's possession. With Target's permission, Crimson may photocopy such records at its sole expense. Crimson shall keep confidential all information made available to Crimson until the Closing Date. In addition, prior to Closing, Crimson will have the right to conduct an environmental assessment of the Properties.


                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Conditions to Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  The approval of Target's stockholders and Crimson Sub's stockholders shall have been obtained.

                  No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

                  Each of Target and Crimson shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby..

                  Gregory Pipkin shall have executed Assignments of Overriding Royalty Interests assigning to Crimson-Sub undivided two percent (2%) overriding royalty interests in and to all oil, gas and other minerals that may be produced from the Properties.

         Conditions to the Obligations of Crimson. The obligation of Crimson to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  Target shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Target contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

                  From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, or operations of Target that would constitute a Material Adverse Effect or any material adverse change in the conditions of the Properties.

                  Crimson shall have completed its due diligence review of Target and the Properties as contemplated by Section 6.3.

                  The Board of Directors of Crimson shall have approved the Merger on the terms and conditions set forth herein.

         Conditions to the Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  Crimson shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time

                  From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, or operations of Crimson and its subsidiaries, taken as a whole, that would constitute a Material Adverse Effect.

                  Crimson and Target's stockholders shall have entered into a registration rights agreement in the form of Exhibit B attached hereto and incorporated herein, granting the stockholders of Target certain piggy-back rights and such other rights with respect to the Crimson Common Stock received by the stockholders of Target.

                  Crimson shall have provided Crimson Sub with funds sufficient to enable Crimson Sub to pay all of the indebtedness of Target existing on the Closing Date, which indebtedness shall be paid on and as of the Closing Date to the extent set forth on Schedule 7.3(d) in an aggregate amount not to exceed $2,045,258.00.


                          SURVIVAL AND INDEMNIFICATION

         Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive for a period of one (1) year following the Effective Time.

         Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

         Indemnity.

                  The Stockholders shall indemnify and hold harmless Crimson and the Surviving Corporation, their respective directors, officers, employees and agents, from and against any and all losses, liabilities, liens, judgments and suits ("Losses") of any kind or character arising out of, in connection with, or resulting from the breach by Target or Stockholders of any of the representations, warranties, covenants, agreements or obligations hereunder. The Stockholders agree to defend any suits brought against Crimson and the Surviving Corporation on account of any such Losses and to pay any judgments against Crimson and the Surviving Corporation resulting from any such Losses along with all costs and expenses relative to such Losses, including attorneys' fees.

                  Crimson shall indemnify and hold harmless each Stockholder, their respective directors, officers, employee and agents, from and against any and all Losses of any kind or character arising out of, in connection with, or resulting from the breach by Crimson of any of its representations, warranties, covenants, agreements or obligations hereunder. Crimson agrees to defend any suits brought against the Stockholders on account of any such Losses and to pay any judgments against the Stockholders resulting from any such Losses, along with all costs and expenses relative to such Losses, including attorneys' fees.


                        TERMINATION, AMENDMENT AND WAIVER

         Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target and Crimson Sub:

                  by the mutual written consent of Crimson and Target;

                  by either Crimson or Target if the Effective Time shall not have occurred on or before March 22, 2006 (the "Termination Date"); provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

                  by Target if there has been a material breach by Crimson of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Crimson of written notice of such breach (an "Acquiror Breach") or (ii) Crimson shall have discovered in its due diligence review contemplated by Section 6.3 any event, condition or matter that would have a Material Adverse Effect on Target or the Properties that cannot be cured within twenty (20) business days; or;

                  by Crimson, if (i) there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Target of written notice of such breach (a "Target Breach") or (ii) Crimson shall have discovered in its due diligence review contemplated by Section 6.3 a Material Adverse Effect on Target or the Properties that Target elects not to cure, or is not cured, within twenty (20) business days after notice from Crimson; or

                  by either Target or Crimson, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable.

         Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties shall terminate, provided that nothing herein shall relieve any party from liability for any breaches hereof.


                               GENERAL PROVISIONS

         Notices. All notices or other communications required or permitted by this Agreement shall be in writing addressed as follows:

         If to Crimson:If to Target:



          Crimson Exploration, Inc.                              Core Natural Resources, Inc.
          ------------------------------------------------       --------------------------------------------------
          480 N. Sam Houston Parkway East                        6363 Woodway, Suite 440
          ------------------------------------------------       --------------------------------------------------
          Suite 300                                              Houston, TX  77057
          ------------------------------------------------       --------------------------------------------------
          Houston, TX  77060                                     Attn:  Gregory P. Pipkin
          ------------------------------------------------       --------------------------------------------------
          Attn:  Joe Grady                                       Telephone:  713-236-3954
          ------------------------------------------------       --------------------------------------------------
          Telephone:  281-820-1919
          ------------------------------------------------       --------------------------------------------------


   Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or register mail, return receipt requested, postage prepaid.

         Entire Agreement. This Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void, except that Crimson Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Crimson or to any direct or indirect wholly owned subsidiary of Crimson.

         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Governing Law. This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts of laws principles that would require the application of any other law.

         Counterparts.   This   Agreement   may  be  executed  in  two  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
                          [SIGNATURE PAGE(S) TO FOLLOW]

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.



                           CRIMSON EXPLORATION INC., a Delaware corporation



                           By: /s/ E. Joseph Grady
                               --------------------
                                E.  Joseph  Grady  Sr.
                                Vice President & CFO


                           CRIMSON EXPLORATION OPERATING, INC., a Delaware corporation



                           By: /s/ E. Joseph Grady
                               --------------------
                                E.  Joseph  Grady  Sr.
                                Vice President & CFO

                           CORE NATURAL RESOURCES, INC., a Texas corporation


                           By: /s/ Gregory Pipkin
                               ------------------
                                Gregory P. Pipkin
                                Director


                               Signature Page - 1


                            STOCKHOLDERS:


                            CORE NATURAL RESOURCES GP, LLC,
                            a Texas limited liability company

                            By: /s/ Gregory Pipkin
                                ------------------
                               Gregory  P. Pipkin
                               Manager


                               Signature Page - 1

                               By:/s/ Gregory Pipkin
                               GREGORY P. PIPKIN



                               By:/s/ Richard K. Pipkin
                                  ---------------------
                               RICHARD K. PIPKIN



                               By:/s/ Michael W. Wyatt
                               MICHAEL G. WYATT



                               By:/s/ Michael W. Haley
                               MICHAEL W. HALEY



                               MUSQUIZ, INC.,
                               a Texas corporation

                               By:/s/ M.B. Davis
                               Name:  M.B. Davis
                               Title: President

                               Signature Page - 2

                                   EXHIBIT A

                                   PROPERTIES
                                   ----------


Oil and Gas Lease dated November 14, 2005 and recorded on November 30, 2005 in Volume 91, Page 195 of the oil and gas records and Volume 13, File No. M-105846 of the mineral records of Culberson County, Texas, from Fred Hoffman, a single man, as Lessor, to Core Natural Resources, Ltd., as Lessee.

Oil and Gas Lease dated January 6, 2006 and filed on January 27, 2006 under Clerk's File No. 60498 in the oil and gas records of Culberson County, Texas, from Thomas Steve Price and wife, Michele Price, as Lessor, to Core Natural Resources, Ltd., as Lessee



                                    Exhibit A

                                  SCHEDULE 4.2

                                  STOCKHOLDERS
                                  ------------
                                  SCHEDULE 4.2

                                                                           Number of
                                                                           Shares of
                                                     Number of           Crimson to be
                                                     Shares of           Received via          Cash Received for
Stockholder Name and Address                           Core                 Merger                   Stock
----------------------------------------------     --------------      ------------------ ---- -------------------

Core Natural Resources GP, LLC                             6,000               32,356.24                $7,061.23
11227 Smithdale Road
Houston, Texas  77024

Gregory P. Pipkin                                        522,000            2,814,993.18              $614,327.23
11227 Smithdale Road
Houston, Texas  77024

Richard K. Pipkin                                         24,000              129,424.97               $28,244.93
678 Shartle Circle
Houston, Texas  77024

Michael G. Wyatt                                          24,000              129,424.97               $28,244.93
12206 Taylorcrest
Houston, Texas  77024

Michael W. Haley                                           3,000               16,178.12                $3,530.62
201 Vanderpool Lane, #82
Houston, Texas  77024

Musquiz, Inc.                                             21,000              113,246.85               $24,714.31
c/o M. B. Davis
3424 Wickersham Lane
Houston, Texas  77027
                                                   --------------      ------------------ ---- -------------------

          Total                                          600,000            3,235,624.35              $706,123.25
                                                   ==============      ================== ==== ===================




                                  Schedule 4.2

                                SCHEDULE 4.3(ii)

                                    CONSENTS
                                    --------


None.


                                Schedule 4.3(ii)

                                SCHEDULE 4.3(iii)

                                   VIOLATIONS
                                   ----------


None.



                               Schedule 4.3(iii)

                                  SCHEDULE 4.6

                                PROPERTY - LEASES
                                -----------------


Oil and Gas Lease dated November 14, 2005 and recorded on November 30, 2005 in Volume 91, Page 195 of the oil and gas records and Volume 13, File No. M-105846 of the mineral records of Culberson County, Texas, from Fred Hoffman, a single man, as Lessor, to Core Natural Resources, Ltd., as Lessee.

Oil and Gas Lease dated January 6, 2006 and filed on January 27, 2006 under Clerk's File No. 60498 in the oil and gas records of Culberson County, Texas, from Thomas Steve Price and wife, Michele Price, as Lessor, to Core Natural Resources, Ltd., as Lessee



                                  Schedule 4.6

                                  SCHEDULE 4.8

                                   CONTRACTS
                                   ---------


None.


                                  Schedule 4.8

                                 SCHEDULE 7.3(d)

                               TARGET INDEBTEDNESS
                               -------------------


                                                                  Outstanding
     Stockholder Name and Address                                    Amount
     ------------------------------------------------------     ----------------

     Core Natural Resources GP, LLC                                   $20,452.58
     11227 Smithdale Road
     Houston, Texas  77024

     Gregory P. Pipkin                                             $1,779,374.46
     11227 Smithdale Road
     Houston, Texas  77024

     Richard K. Pipkin                                                $81,810.32
     678 Shartle Circle
     Houston, Texas  77024

     Michael G. Wyatt                                                 $81,810.32
     12206 Taylorcrest
     Houston, Texas  77024

     Michael W. Haley                                                 $10,226.29
     201 Vanderpool Lane, #82
     Houston, Texas  77024

     Musquiz, Inc.                                                    $71,584.03
     c/o M. B. Davis
     3424 Wickersham Lane
     Houston, Texas  77027
                                                                ----------------

               Total                                               $2,045,258.00
                                                                ================